UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENDURANCE SPECIALTY HOLDINGS LTD.

(Name of Registrant as Specified in Its Charter)

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Commencing on May 9, 2016, Endurance Specialty Holdings Ltd. sent the following communication to certain of its shareholders.

Endurance Specialty Holdings Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM08

Bermuda

Dear Shareholder:

At the 2016 Annual General Meeting of Shareholders of Endurance Specialty Holdings Ltd., our shareholders will cast an advisory vote with respect to the compensation of our named executive officers (also known as “Say-on-Pay”) and a vote for the re-election of Endurance’s directors, including Norman Barham, the Chairman of the Compensation Committee of Endurance’s Board of Directors. One of the proxy advisory firms, ISS Proxy Advisory Services (“ISS”), has recommended that its clients vote against our Say-on-Pay proposal and withhold their vote for the re-election of Norman Barham. For the reasons discussed below, we believe ISS’s analysis is flawed and urge you to vote FOR the Say-on-Pay proposal and FOR Norman Barham’s re-election as a director of Endurance.

In its report, ISS expresses concern over the absence of changes to Endurance’s compensation program in 2015 and a single element of the compensation paid to John R. Charman, our Chairman and CEO. Specifically, ISS states that: “no material changes were made in response to the issues raised regarding fiscal 2014” and that “issues regarding tax reimbursements to the CEO, which increased in 2015, remain ongoing.” We believe the recommendations of ISS are flawed for the following reasons:

•	Endurance’s corporate governance and compensation practices are consistent with best practices. Endurance has consistently applied best practices to both its corporate governance generally and the administration of its compensation program specifically. Indeed, ISS recognizes this fact by awarding Endurance an ISS Governance Quickscore in the top 10% and a Compensation Governance Quickscore in the top 20%. Moreover, Endurance easily passes the ISS pay for performance evaluation and the ISS assessment of all but one of the elements of Endurance’s compensation program.

•	It is illogical to criticize Endurance’s lack of changes to its compensation program. ISS’s determination to base its criticism on a failure by Endurance to make changes in its compensation program in 2015 is puzzling. ISS’s only criticisms of Endurance’s compensation program in 2015 were, (1) Endurance’s 2014 return on equity (“ROE”) goal was set at the same level as in 2013 and below 2013 achieved performance, (2) strategic objectives and individual performance measures lacked clear disclosure and (3) the presence of tax equalization payments in Mr. Charman’s compensation arrangements.

•	ISS’s first criticism indicates a lack of understanding of the insurance and reinsurance industry - ROE in any given year is significantly impacted by the presence or absence of insured catastrophic events. The determination of a ROE objective needs to take into account average expected results and market conditions, rather than the results of the immediately preceding year.

•	ISS’s second criticism – disclosure regarding strategic objectives and individual performance measures – was increased in Endurance’s 2016 proxy to the extent allowable without publicly disclosing proprietary strategic information.

•	ISS’s final criticism, which relates to Mr. Charman’s tax equalization payments, is contrary to shareholder sentiment not to revise Mr. Charman’s existing compensation arrangement, of which the tax equalization payments are a component.

•	Shareholder feedback in 2015 indicated Endurance should NOT change its compensation program. Contrary to ISS’s incorrect supposition, feedback from our outreach to Endurance’s shareholders in 2015 was that Endurance’s changes to its compensation program in 2014 were satisfactory and Endurance should not make further changes. In particular, shareholders expressed their strong view that the original employment arrangements with Mr. Charman not be revised prior to their scheduled expiration in 2018. We believe that our primary duty is to listen to our shareholders, and thus did not make any changes either to our compensation program generally or Mr. Charman’s compensation arrangements specifically in 2015. We will continue to engage in a dialog with you, our shareholders, regarding Endurance’s compensation program and be guided by you first and foremost with respect to changes to our compensation program.

•	The increase in the tax equalization payment targeted by ISS was a result of Mr. Charman increasing his ownership stake in Endurance, further aligning his interests with Endurance’s shareholders. As we disclosed on Page 56 of our Proxy Statement, Mr. Charman’s tax equalization payments are dependent upon Mr. Charman’s business income in a given year. Mr. Charman’s business income increased in 2015 because he exercised 480,000 of the options granted to him in 2013, as we previously disclosed on Page 58 of our Proxy Statement. It is important to note that Mr. Charman did not realize cash income from the exercise of his options. Instead, Mr. Charman utilized his own cash to exercise these options and has retained all 480,000 of the Endurance shares received upon the exercise of the options. To date, Mr. Charman and related family trusts have invested approximately $118 million in Endurance shares and currently hold over 4.3% of Endurance’s outstanding shares.

In 2013, Endurance’s Board and Mr. Charman committed Endurance to a shareholder friendly compensation arrangement requiring Mr. Charman to make an initial investment of nearly $30 million in Endurance shares and to receive virtually all of his compensation for the next five years in Endurance equity. The interests of Endurance’s Chief Executive Officer and Endurance’s shareholders are aligned in a manner that has not been seen before in our industry. Mr. Charman is a fellow Endurance shareholder who has invested a substantial amount of his own money in the company. Unfortunately, ISS’s negative recommendations reflect a failure to grasp the benefits to Endurance’s shareholders of a CEO compensation arrangement that does not fit neatly within their analytical box. To date, Endurance’s approach has been a success, with Endurance making great strategic progress in a challenging industry environment and generating 41.2% of total shareholder return in the past three years.

In light of the foregoing, we ask that you support the recommendation of our Board of Directors and cast an advisory vote FOR the proposal to approve the compensation of our named executive officers and FOR the re-election of Norman Barham. If you have already cast a vote against the proposal, we urge you to reconsider that determination in light of the discussion above, and submit a new vote in favor of the proposal.

Thank you for your consideration.

Sincerely,

ENDURANCE SPECIALTY HOLDINGS LTD.